Exhibit 10.1

FIVE STAR QUALITY CARE, INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the directors of Five Star Quality Care, Inc. (the “Company”) for services as directors, which is subject to modification at any time by the Board of Directors.

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Each independent director receives an annual fee of $30,000, plus a fee of $500 for each meeting attended. Up to two $500 fees are payable if a board meeting and one or more board committee meetings are held on the same date.

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The chairpersons of the quality of care committee, the audit committee, the compensation committee and the nominating and governance committee, each of whom is an independent director, receive an additional annual fee of $12,500, $10,000, $3,500 and $3,500, respectively.

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Each director is entitled to receive a grant of 7,500 of the Company’s common shares on the date of the first board meeting following each annual meeting of shareholders (or, for directors who are first elected or appointed at other times, on the day of the first board meeting attended).

•	The Company generally reimburses all directors for travel expenses incurred in connection with their duties as directors.